PERSONAL AND CONFIDENTIAL
August 27, 2018

Mr. Andre J. Fernandez

Dear Andre:

Welcome to NCR, a global technology company that runs the everyday transactions that make your life easier.

With a global presence in 180 countries, our employees around the world offer a broad perspective and range of skills that enable our customers to make every customer interaction with their business an exceptional experience.

We are pleased to present you with this offer of employment at NCR. I am certain you will be a key contributor to this organization. On behalf of my team, we look forward to you joining us.

Employer (Legal Entity):

NCR Corp (the ‘Company’ or ‘NCR’)

Position:

Chief Financial Officer

Job Grade:

This position is a Grade 23.

Reporting To:

Michael Hayford, President & Chief Executive Officer

Location:

Atlanta, GA

Start Date:

Your employment shall commence on August 29, 2018.

Base Salary:

Your annual base salary will be $625,000.00 per year, commencing as of your Start Date. The Company operates on a bi-weekly pay schedule. Payday is scheduled five days following the close of each pay period. Your annual base salary will be reviewed from time to time by the CEO to determine appropriate increases, if any, and are subject to approval by the Compensation and Human Resources Committee (the “Committee”) of the NCR Board of Directors. Any decreases in base salary, other than as part of a base salary reduction taken by a majority of the members of the Executive Leadership team, will permit you to exercise the “good reason” clause as outlined below.

Management Incentive Plan:

Effective upon your start date you will participate in NCR’s Management Incentive Plan (“MIP”), subject to the terms of the MIP. The MIP is an annual bonus program with a payout that varies based on NCR’s results, your organization’s results, and your individual performance; it is payable in the first calendar quarter following the plan year.

Your MIP target incentive opportunity, which includes the Customer Success component referenced below, will be not less than 125% of your annual base salary (with a maximum potential payout equal to 2 times your target incentive opportunity), where the payout will be based on performance goals established by the CEO and approved by the Committee.

Your MIP payout for the 2018 plan year will be no less than target, subject to pro-ration for the partial service year, and will be payable to you in or about March 2019. For 2018, this will also include guaranteed attainment of the Customer Success component of the MIP. Please note that the MIP guidelines are subject to change from time to time, which will be determined at the discretion of the Committee. You must be employed by NCR at the time of payment in order to be eligible to receive any bonus or incentive payout from NCR; provided that, if you are terminated by the Company without Cause or you terminate for Good Reason (as described below), you will be paid the bonus or incentive for any completed fiscal year for which the bonus or incentive has not yet been paid, based on actual Company performance. Additionally, in the event you are terminated by the Company without Cause or you terminate for Good Reason, in addition to any of the benefits for which you may be eligible under the Executive Severance Plan referenced below, if such termination occurs between July 1 and December 31 you will be paid a pro rata MIP payout for the year of termination, based on the Company’s actual performance and your days actually worked during the performance year, with such payout occurring at the time at which payouts are made for other executives; if such a termination occurs between January 1 and June 30, you will not be entitled to, or otherwise eligible for, a MIP or Customer Success payout for the year of termination. Nothing in the foregoing sentence will affect your eligibility, if any, for benefits under the Executive Severance Plan. Any of the payments described in this paragraph, to the extent they relate in any way to a termination without Cause or for Good Reason, shall require your execution of NCR’s standard form of general release of all claims in a form reasonably acceptable to NCR, and the passage of any time in which you are allowed to revoke the release.

Long Term Incentive (“LTI”) Equity Awards:

Subject to your acceptance of this offer by execution of this letter agreement, the Committee will grant to you the following equity awards effective September 1, 2018:

•
an option to purchase NCR shares with a grant date value equal to $1,000,000, vesting in equal annual installments over four years (subject to your employment with NCR through the applicable vesting date), having a seven-year term and a strike price equal to the closing price of NCR shares on the grant date, and such other terms as set forth in NCR’s form of option award agreement (“Sign-On Option”); and

•
restricted stock units corresponding to NCR shares with a grant date value equal to $3,000,000, vesting in equal installments over three years, subject to your employment with NCR through the applicable vesting dates and such other terms as set forth in NCR’s form of restricted stock unit award agreement (“Sign-On RSU”);

You must electronically accept the award agreement associated with the award in order to be eligible to receive its benefits. Upon a termination of employment without Cause or for Good Reason (each as defined below), (x) the unvested portion of each of the Sign-On Option, and the Sign-On RSU immediately shall vest and (y) the Sign-On Option will remain exercisable until the earlier of the first anniversary of the date that your employment terminates and the option expiration date. Solely for purposes of the immediately preceding sentence:

•
“Cause” means (1) your conviction for committing a felony under U.S. federal law or the law of the state or country in which such action occurred, (2) your willful and continued failure to perform substantially your duties with NCR or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) for a period of at least thirty (30) days after a written demand for substantial performance is delivered to you by the NCR Board of Directors, specifically identifying the manner in which the NCR Board of Directors believes that you have not substantially performed your duties; (3) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to NCR or (4) your material violation of NCR’s Code of Conduct. For purposes of this provision, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

•
“Good Reason” means any of the following events without your prior written consent: (1) the assignment to you of any duties inconsistent in any respect with your position (including offices, titles and reporting requirements), authority, duties or responsibilities or any other diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by NCR promptly after receipt of notice thereof given by you; (2) NCR requiring you to be based at any office or location that is more than forty (40) miles distant from the location of your principal place of employment set forth herein; or (3) a material breach of this letter agreement or the grant agreements with respect to the Sign-On Option, the 2018 Option or the 2018 RSU; provided, however, that your termination of employment shall not be deemed to be for Good Reason unless (x) you have notified NCR in writing describing the occurrence of one or more Good Reason events within ninety (90) days of such occurrence, (y) NCR fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice and (z) the termination of employment occurs within 180 days after the occurrence of the applicable Good Reason event.

Effective for 2019 and beyond you will also be eligible to participate in NCR’s Annual LTI Equity Award Program that typically occurs in February each year with a minimum grant date value in 2019 of $3,000,000 comprised of awards of the same type and in the same proportion as are awarded to other senior executives of NCR. Your target grant values in 2020 and subsequent years will be $3,000,000, but such values are not guaranteed or committed.

You must be a current employee of NCR on the applicable grant date in order to be eligible to receive any NCR LTI equity award. Other award terms are set forth in the plan governing these awards, and you must electronically accept the award agreement each time one is made in order to be eligible to receive its benefits.

If you are terminated by the Company without Cause, or if you terminate for Good Reason, and in either case such termination occurs during the period that begins six months after a grant or vesting date for a particular equity grant and that ends 364 days after that same grant or vesting date for a particular equity grant, you will be entitled to full vesting of the equity tranche for that particular grant that would otherwise vest on the scheduled vesting date next following your date of termination. For example, presuming an equity grant scheduled to vest ratably, with one-third vesting on February 22 in each of 2020, 2021 and 2022, if you are terminated by the Company without Cause on January 10, 2021, you will receive, on February 22, 2021, the vesting otherwise scheduled to occur on that date, in the full amount in which it was scheduled to occur; all other vesting thereafter for that particular grant would be subject to the applicable grant agreement and equity plan, including, as may be the case, forfeiture or prorated vesting; if instead under the same example you are terminated by the Company without Cause on April 1, 2020, you will not receive any vesting on February 22, 2021, other than any prorated vesting that may occur under an applicable award agreement or equity plan. Any option tranche that vests pursuant to the rules set forth in this paragraph will remain exercisable until the earlier of the first anniversary of your date of termination or the option expiration date.

Executive Severance and Change-in-Control Benefits:

You will participate in and be subject to the terms of NCR’s Executive Severance Plan and its Change-in-Control Severance Plan. You are accorded under the Change-In-Control plan a “Tier I” benefit level upon joining NCR. For purposes of the Executive Severance Plan, “Cash Severance” shall equal the sum of 1.5 times your base salary plus your target bonus, as set forth therein. Additionally, if you become entitled to Separation Benefits under NCR’s Executive Severance Plan, the provisions set forth above in the section entitled “Long Term Incentive (‘LTI’) Equity Awards” with respect to the Sign-On Option and the Sign-On RSU shall apply. To receive any severance benefits you are required to execute NCR's standard form of general release of all claims in a form reasonably acceptable to NCR, as set out in the plans. Each plan is subject to amendment or termination by the Committee.

Employee Benefits:

You will be eligible for employee benefits on the terms generally provided by NCR to its senior executives from time to time, including NCR’s annual Executive Medical Exam Program, which currently provides up to $5,000 on an annual basis for progressive, diagnostic analysis by NCR’s provider of choice, and the annual Executive Financial Planning Program, which currently provides an annual taxable reimbursement in an amount up to $12,000 for actual services incurred with respect to your tax and financial planning needs. Each of these programs is subject to amendment or termination by the Committee.

Duties:

You will devote your full time and best efforts, talents, knowledge and experience to serving the Company. However, you may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, civic, educational, religious and similar types of activities, speaking engagements and membership on other boards of directors, provided such activities do not interfere in any material way with the business of the Company. You will be entitled to keep any amounts paid to you in connection with such activities (e.g., director fees). Notwithstanding the foregoing, you will seek advance authorization from the Chief Executive Officer before joining any boards, you may not serve as a director of more than one publicly traded company, and you may not serve as a director of any company that competes with NCR.

Executive Relocation - Full Plan:

You will be eligible for Relocation plan category USA/Canada Domestic Package E Homeowner relocation benefits as outlined on the attached ‘Relocation Plan Summary’ document, as enhanced by this section, at any time during the first three years of your employment with NCR.

During the period before your relocation to the Atlanta area, NCR will provide you with a transitional temporary living allowance not to exceed $5,000 per month (before tax assistance; and not to exceed a period of twelve months) to cover your duplicate housing costs incurred in Atlanta. NCR also will reimburse you for the cost of airline travel to and from your home to Atlanta as a business expense for up to one year. Please note that under NCR’s Executive Relocation Program, any relocation expenses paid or reimbursed by NCR will be subject to your full repayment on an after-tax basis in the unlikely event of your voluntary resignation from NCR during the two-year period following your Start Date.

Your acceptance of this offer will initiate your relocation process and a Weichert Relocation Counselor will be in contact with you to discuss your personal relocation needs. Meanwhile, please do not incur any relocation expenses or initiate any relocation plans until you have discussed your situation with your assigned Relocation Counselor. Further details of Relocation Assistance are detailed in the ‘Repayment Plan Summary’ document.

Relocations represent a significant financial investment for the Company. In recognition of this investment, under certain circumstances relocation expenses are recoverable by the Company in accordance with the attached Relocation Repayment Agreement. Please read the Relocation Repayment Agreement for detailed provisions. It’s your responsibility to contact your manager to arrange for repayment of the relocation funds within 30 days of your resignation, if you resign within the repayment period. You will be required to sign and return the Relocation Repayment Agreement before any relocation funds will be released or paid on your behalf.

Vacation/Holidays:

Under the Company's vacation policy, you are entitled to receive twenty-five (25) paid vacation days and six (6) federal holidays. Eligible vacation is pro-rated your first year of service and is based on grade level or years of NCR service, whichever provides the greater benefit.
The Company also provides six (6) Floating Holidays, which can be used at any time during the year while recognizing customer and business needs. In the first year of hire, the number of available floating holidays is prorated.
Additionally, the Company recognizes the following as paid holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

Legal Expenses:

The Company will reimburse you for up to $15,000 of reasonable, documented legal fees you incur in connection with your review and acceptance of this letter agreement and its attachments.

Other Terms and Conditions of Employment:

Your offer of employment described in this letter agreement is contingent upon your acceptance of the terms and conditions of employment outlined in this letter agreement (including Attachments A, B and C, each incorporated herein by reference and made a constituent part of this letter agreement), and your passing of background check. Please note that this letter agreement, through Attachment C, contains certain restrictive covenants concerning non-competition, non-customer-solicitation and non-recruitment/hiring, where such provisions are enforceable by law.

If you are in agreement with the terms of this letter agreement, including its attachments, please sign in the space provided below.

This letter agreement supersedes and completely replaces any prior oral or written communication concerning the subject matters addressed in this letter. This letter agreement should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.

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Andre, we are very excited about the contributions, experience and knowledge you can bring to NCR.

Sincerely,

NCR Corporation

By:    /s/ Michael D. Hayford
Name: Michael D. Hayford
Title:      CEO & President

Date: August 27, 2018

Attachments:

•	Accepting This Offer of Employment

•	NCR Corporation Employment Terms & Conditions

•	Arbitration Agreement, and Class, Collective, and Representative Action Waiver

•	Non-Compete, Non-Solicit, & Non-Recuit/Hire Post-Employment Restrictive Covenants

Accepting this Offer of Employment:

By accepting and signing NCR’s offer of employment you certify to NCR that you are not subject to a non-competition agreement with any company, person or entity, nor to any other post-employment restrictive covenants, that would preclude or restrict you from performing the NCR position being offered in this letter. We also advise you of NCR’s strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your NCR position any documents or materials designated as, or that you know to be, confidential, proprietary or trade secret information of another company, nor in any other way disclose confidential, proprietary or trade secret information while employed by NCR.

You further acknowledge that this letter agreement, including its Attachments A, B and C, sets forth the terms and conditions of your employment with NCR. The employment relationship with NCR is by mutual consent (“Employment at Will”). This means either you or NCR has the right to discontinue the employment relationship with or without cause at any time and for any reason.

You acknowledge that you have read the foregoing information relative to NCR’s conditions of employment and understand that your employment offer is conditioned upon their satisfaction.

Acknowledged and Agreed:

Andre J. Fernandez

/s/ Andre J. Fernandez         Date: August 27, 2018